Exhibit 10.1
Execution Version
COOPERATION AGREEMENT
    This Cooperation Agreement (this “Agreement”) is made and entered into as of February 26, 2026, by and among Stoneridge, Inc., an Ohio corporation (the “Company”), 22NW Fund, LP, a Delaware limited partnership (“22NW Fund”), 22NW, LP, a Delaware limited partnership (“22NW”), 22NW Fund GP, LLC, a Delaware limited liability company (“22NW GP”), 22NW GP, Inc., a Delaware S corporation (“22NW Inc.”), and Aron R. English, an individual (“Mr. English” and, together with 22NW Fund, 22NW, 22NW GP and 22NW Inc., the “ Investor Group,” and each member of the Investor Group, an “Investor”). Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Article VIII herein.
RECITALS
    WHEREAS, as of the date hereof, the Investor Group is the beneficial owner of 2,297,092 common shares, without par value, of the Company (the “Common Shares”), representing approximately 8.2% of the Company’s outstanding Common Shares;
    WHEREAS, 22NW has requested that the Company appoint Mr. English to the Board of Directors of the Company (the “Board”);
    WHEREAS, the Company and the Investor Group have determined that it is in their mutual interests to enter into this Agreement to, among other things, provide for the appointment of Mr. English to the Board and establish certain standstill and voting commitments as set forth herein; and
    WHEREAS, the Board has determined that entry into this Agreement is in the best interests of the Company and its shareholders.
    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Article I: Board Matters
    Section 1.1 Board Appointment. On or before the date hereof, the Board, and all applicable committees of the Board, shall have taken all actions necessary to (a) increase the size of the Board to create a vacancy, and (b) appoint Mr. English to the Board to fill the resulting vacancy, with a term commencing at 12:01 a.m. E.T. on March 16, 2026 and expiring at the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”).
    Section 1.2 Nomination for Election. The Board, and all applicable committees of the Board, agrees to take all necessary actions to nominate and include Mr. English in the Board’s slate of director nominees for election at the 2026 Annual Meeting and to recommend that shareholders vote in favor of Mr. English’s election, and to otherwise support and solicit proxies

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for Mr. English’s election in a manner no less favorable than the manner in which the Company supports its other director nominees.
    Section 1.3 Committee Assignments. Following Mr. English’s appointment to the Board, the Board shall consider in good faith Mr. English’s service on one or more committees of the Board, subject to applicable independence requirements and the Board’s assessment of Mr. English’s qualifications and the needs of the committees. Nothing herein shall require the Board to appoint Mr. English to any committee.
    Section 1.4 Director Compensation and Indemnification. Mr. English shall be entitled to the same compensation, benefits, and indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company, including any Board compensation, including annual equity awards, and expense reimbursement.
    Section 1.5 No Compensation from Investor Group. Mr. English agrees that he will not receive, directly or indirectly, any compensation, reimbursement, or other payment from any member of the Investor Group in connection with his service as a director of the Company, other than his interest in 22NW attributable to his service as a partner or employee of 22NW.
Article II: Standstill Provisions
    Section 2.1 Standstill Period. The “Standstill Period” shall commence on the date hereof and shall continue until the date that is thirty (30) days after the earliest to occur of (a) the date on which Mr. English is no longer a member of the Board, (b) the date that is sixty (60) days prior to any advance notice deadline for the nomination of director candidates set by the Company with respect to its 2027 Annual Meeting of Shareholders, or (c) the termination of this Agreement pursuant to Section 6.2.
    Section 2.2 Standstill Restrictions. During the Standstill Period, each member of the Investor Group agrees that it shall not, and shall cause its Affiliates and Associates not to, directly or indirectly, without the prior written consent of the Board:
        (a)    Ownership Cap. Acquire, offer or agree to acquire, or encourage any other person to acquire, beneficial ownership of any securities of the Company if, after giving effect to such acquisition, the Investor Group, together with its Affiliates, would beneficially own in the aggregate more than 12.9% of the then-outstanding Common Shares of the Company (the “Ownership Cap”); provided that the Ownership Cap shall not be deemed to be exceeded as a result of any shares repurchase, redemption, or other reduction in outstanding shares by the Company; provided, further, that any equity awards granted to Mr. English as a part of the Company’s director compensation program shall be excluded from the Ownership Cap;
        (b)    Proxy Solicitations. Solicit proxies or written consents of shareholders, or conduct any other type of public referendum (binding or non-binding) with respect to, or from the holders of, Common Shares, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any solicitation of proxies or written consents with respect to any matter, including the election or removal of directors;

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        (c)    Shareholder Proposals. Submit any shareholder proposal pursuant to Rule 14a-8 under the Exchange Act or otherwise, or submit any notice of nomination or other business for consideration at any annual or special meeting of shareholders;
        (d)    Board Changes. Make any proposal or request, alone or in concert with others, (i) to elect or appoint any person to the Board who is not nominated or approved by the Board, (ii) to remove of any director from the Board, or (iii) to change the size or composition of the Board or any committee thereof;
        (e)    Extraordinary Transactions. Make any public announcement or proposal with respect to, or knowingly encourage or participate in any third party’s, “solicitation” of any “offer” for (i) any merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, liquidation, dissolution, or similar extraordinary transaction involving the Company or any of its subsidiaries, or (ii) the sale or transfer of all or substantially all of the assets of the Company;
        (f)    Voting Agreements with Third Parties. Enter into any voting trust, arrangement, or agreement with respect to any securities of the Company (other than this Agreement), or subject any securities of the Company to any voting trust, arrangement, or agreement, in each case other than with other members of the Investor Group or customary brokerage accounts, margin accounts or prime brokerage account arrangements;
        (g)    Group Formation. Form, join, knowingly encourage, or participate in the formation of any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company (other than a group consisting solely of the members of the Investor Group and/or its employees); provided, however, that nothing herein shall limit the ability of an Affiliate of a member of the Investor Group to join or in any way participate in such “group” so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement);
        (h)    Cooperation with Third Parties. Act in concert with, finance, or knowingly assist, encourage or participate with any other person (other than the Company) in connection with any of the actions restricted by this Section 2.2, or provide any non-public information to any person who the Investor Group knows or has reason to believe is seeking to engage in any such action;
(j)     Short Sales. Directly or indirectly, effect any short sale (as defined in Rule 200 under Regulation SHO) of the Common Shares or enter into any swap, hedge, derivative, or other transaction that transfers to another person any of the economic consequences of ownership of Common Shares; or
        (j)    Public Requests. Publicly request, or request in a manner that would reasonably be expected to require public disclosure by the Company, that the Company amend, waive, or terminate any provision of this Agreement or any of the restrictions set forth in this Section 2.2.

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    Section 2.3 Exceptions. Notwithstanding anything to the contrary contained in Section 2.2 or elsewhere in this Agreement, no member of the Investor Group shall be prohibited or restricted from: (i) communicating privately with members of the Board or senior executive officers of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any party; (ii) making any statement or taking any action necessary to comply with any law, rule or regulation or legal, judicial or regulatory process, subpoena or legal requirement, or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such member of the Investor Group, provided that a breach by such member of the Investor Group of this Agreement is not the cause of the applicable requirement; (iii) privately communicating with shareholders of the Company and others in a manner that does not otherwise violate this Agreement (including Article VII); (iv) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (v) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company. The provisions of Section 2.2 shall not prevent any member of the Investor Group from freely voting his or its Common Shares (except as otherwise provided in Article III). Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way Mr. English in the exercise of his fiduciary duties under applicable law as a director of the Company.
    Section 2.4 No Litigation. During the Standstill Period, each of the parties hereto covenants and agrees solely for and on behalf of itself that he or it shall not, and shall not permit any of his or its Representatives (solely in the context of their representation of such party in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to the Investor Group, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement), and (b) with respect to the Company, the Investor Group or any of their respective Representatives (solely in the context of their representation of such member of the Investor Group in connection with the subject matter of this Agreement); provided, however, that the foregoing shall not prevent (v) the inclusion of any member of the Investor Group as a class member in a class action proceeding commenced and maintained by persons other than any member of the Investor Group or their Affiliates, (w) any party or any of his or its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such party or any of his or its Representatives (solely in the context of their representation of such party in connection with the subject matter of this Agreement), (x) litigation by any party to enforce the provisions of this

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Agreement, (y) counterclaims with respect to any proceeding initiated by a party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such party or any of his or its Representatives receives such Legal Requirement, such party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other party.
    Section 2.5 Termination of Standstill Upon Change of Control Event.
    (a) Change of Control Event Defined. A “Change of Control Event” shall mean the occurrence of any of the following:
        (i)    Third-Party Acquisition Proposal. Any person or group (other than a member of the Investor Group) publicly announces or publicly discloses a bona fide proposal, offer, or indication of interest to (A) acquire beneficial ownership of 25% or more of the outstanding Common Shares of the Company, (B) commence a tender offer or exchange offer that, if consummated, would result in such person or group owning 25% or more of the outstanding Common Shares, or (C) effect a merger, consolidation, business combination, or similar transaction involving the Company or acquire all or substantially all of the assets of the Company; or
        (ii)    Company-Initiated Sale Process. The Company publicly announces that (A) the Board has authorized management or a financial advisor to solicit, initiate, or encourage acquisition proposals or expressions of interest from third parties, (B) the Board has formed a special committee to evaluate strategic alternatives, including a potential sale of the Company, or (C) the Company has entered into a definitive agreement providing for a merger, consolidation, tender offer, or sale of all or substantially all of the assets of the Company.
    (b) Effect of Change of Control Event. Upon the occurrence of a Change of Control Event:
    (i)    The restrictions set forth in Section 2.2 shall automatically terminate and be of no further force or effect;
    (ii)    Notwithstanding the foregoing, the Investor Group shall remain bound by (A) the voting commitments set forth in Article III (including the obligation to vote in favor of Board nominees and against non-recommended nominees), (B) the non-disparagement provisions set forth in Article IV, and (C) the confidentiality provisions set forth in Section 7.2;
    (iii)    The Investor Group may, without restriction, (A) publicly comment on any Change of Control Event or proposed transaction, (B) make public or private proposals to the Company or the Board regarding any Change of Control Event, (C) participate in any sale process or respond to any third-party offer, and (D) solicit proxies or consent solicitations in support of its views regarding any proposed transaction or Change of Control Event.

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    (c) Notice of Change of Control Event. The Company shall promptly (and in any event within two (2) business days) notify the Investor Group in writing upon the occurrence of any Change of Control Event.
    (d)    Reinstatement. If a Change of Control Event is terminated, withdrawn, or abandoned without the consummation of a transaction, and no other Change of Control Event is then pending, the restrictions set forth in Section 2.2 shall be automatically reinstated, and shall continue in full force and effect for the remainder of the Standstill Period; provided, however, that any actions taken by the Investor Group in good faith during the period when such restrictions were terminated pursuant Section 2.5 shall not constitute a breach of this Agreement.
Article III: Voting Commitments
    Section 3.1 Voting at Annual Meetings. During the Standstill Period, each member of the Investor Group agrees that it shall, and shall cause its Affiliates and Associates to, appear in person or by proxy at each annual meeting of shareholders of the Company and vote, or cause to be voted, all Common Shares that such person has the right to vote (or to direct be voted) as of the applicable record date for such meeting:
        (a)    In Favor of Board Nominees. In favor of all director nominees recommended by the Board for election;
        (b)    Against Non-Recommended Nominees. Against any director nominee who is not recommended by the Board for election;
        (c)     Against Removal. Against any proposal to remove any director from the Board;
        (d)    In Accordance with Board Recommendations. In accordance with the Board’s recommendation on all other proposals and business that come before the meeting, including any shareholder proposals;
provided, however, that notwithstanding anything to the contrary contained within this Agreement, with respect to (i) any proposal with respect to which Mr. English, in his capacity as a director of the Company, has voted against recommending to the Company’s shareholders, or (ii) any proposal or matter for which Institutional Shareholder Services Inc. (“ISS “) and Glass Lewis & Co., LLC (“Glass Lewis”) both recommend a vote contrary to the Board’s recommendation (other than with respect to director elections) the Investor Group may vote its shares in its discretion.
    Section 3.2 No Withhold or Abstain Campaigns. During the Standstill Period, no member of the Investor Group shall conduct, actively support, or knowingly encourage or participate in any “withhold” or “vote no” campaign or any campaign to encourage shareholders to abstain from voting with respect to the election of directors.
Article IV: Mutual Non-Disparagement

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    Section 4.1 Non-Disparagement by Investor Group. During the Standstill Period, no member of the Investor Group shall, and each member of the Investor Group shall cause its Representatives, not to, directly or indirectly, publicly make, issue, or release any public statement or announcement that disparages, defames, criticizes, or is reasonably likely to damage the reputation of (a) the Company or any of its subsidiaries, (b) any current or former director or officer of the Company (in their capacity as such), or (c) the Company’s business, strategy, operations, or prospects.
    Section 4.2 Non-Disparagement by the Company. During the Standstill Period, the Company shall not, and shall cause its Representatives not to, directly or indirectly, publicly make, issue, or release any public statement or announcement that disparages, defames, criticizes, or is reasonably likely to damage the reputation of (a) any member of the Investor Group or (b) any current or former director or officer of any member of the Investor Group (in their capacity as such).
    Section 4.3 Exceptions. Nothing in this Article IV or elsewhere in this Agreement shall prohibit (a) any party from making any factual statement or any disclosure required by applicable law, regulation, legal process or the rules of any self-regulatory organization (including any filing required under the federal securities laws) or (b) Mr. English from participating in Board deliberations and making statements in his capacity as a director of the Company.
Article V: Resignation; Replacement
    Section 5.1 Resignation Events. Mr. English shall promptly offer to resign from the Board (which resignation shall be effective only upon acceptance by the Board) upon the occurrence of any of the following events:
        (a)    The Investor Group’s aggregate beneficial ownership of Common Shares falls below the lesser of (i) 4.0% of the then-outstanding Company Common Shares and (ii) 1,120,677 Common Shares;
        (b)    Any member of the Investor Group materially breaches any provision of this Agreement, and such breach (if curable) is not cured within ten (10) business days after written notice thereof from the Company, or, if impossible to cure within ten (10) business days, that such member of the Investor Group has not taken any substantive action to cure within such ten (10) business day period;
        (c)    Mr. English is no longer employed by or affiliated with 22NW; or
        (d)    Mr. English fails to qualify as an independent director under the applicable rules of the New York Stock Exchange or the Exchange Act.
    Section 5.2 No Replacement. If Mr. English resigns, is removed, or otherwise ceases to serve as a director of the Company for any reason, the Investor Group shall have no right to designate, nominate, or recommend any replacement, and the Board shall have the sole authority

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to fill any resulting vacancy in accordance with the Company’s Amended and Restated Code of Regulations.
Article VI: Term and Termination
    Section 6.1 Term. This Agreement shall be effective as of the date hereof and shall remain in effect until the expiration of the Standstill Period.
    Section 6.2 Termination. This Agreement may be terminated:
        (a)    By mutual written consent of the Company and the Investor Group;
        (b)    By the Company, upon written notice to the Investor Group, if any member of the Investor Group materially breaches any representation, warranty, covenant, or obligation under this Agreement and such breach (if curable) is not cured within ten (10) business days after written notice thereof, or, if impossible to cure within ten (10) business days, that such member of the Investor Group has not taken any substantive action to cure within such ten (10) business day period.
        (c)     By the Investor Group, upon written notice to the Company, if the Company materially breaches any representation, warranty, covenant, or obligation under this Agreement and such breach (if curable) is not cured within ten (10) business days after written notice thereof, or, if impossible to cure within ten (10) business days, that the Company has not taken any substantive action to cure within such ten (10) business day period.
    Section 6.3 Effect of Termination.    Upon termination of this Agreement, this Agreement shall be of no further force and effect, except that (a) Article VI (Term and Termination), Article VIII (Definitions) and Article IX (Miscellaneous) shall survive indefinitely, (b) Article VII (Confidentiality) shall survive pursuant to its terms, and (c) no party shall be relieved of liability for any breach of this Agreement prior to termination.
Article VII: Confidentiality
    Section 7.1 Confidentiality. Each member of the Investor Group and Mr. English (when serving in his capacity as a director) (each of the foregoing, a “Recipient”), each acknowledge the confidential and proprietary nature of the Confidential Information (as defined below) and agree that the Confidential Information (i) will be kept strictly confidential by Recipient and Recipient’s Representatives, and (ii) will not be disclosed by Recipient (except to other Recipients and their Affiliates and Associates and such person’s Representatives to the extent expressly permitted by this Agreement) or by Recipient’s Representatives to any person except with the specific prior written consent of the Company or except as expressly otherwise permitted by this Agreement. It is understood that (A) Recipient may disclose Confidential Information only to those of Recipient’s Representatives who are informed by Recipient of the confidential nature of the Confidential Information and the obligations of this Article VII, and (B) Recipient shall be responsible for the breach of the provisions of this Article VII by Recipient’s Representatives. To the extent that any Recipient or its Representative is requested,

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required, or compelled to disclose the Confidential Information by judicial, regulatory, or administrative process pursuant to the advice of counsel or by requirements of law, the Recipient shall, to the extent legally permissible, provide the Company with (x) prompt notice to any such requested, required, or compelled disclosure to enable the Company, at its sole expense, to seek a protective order or similar remedy, and (y) reasonable cooperation, at the Company’s sole expense, with respect to any effort by the Company to seek a protective order or similar remedy. Upon written request of the Company or the Board, the Recipient shall promptly return or destroy, at the Recipient’s option, any and all records, notes, and other written, printed, or tangible materials in its possession pertaining to the Confidential Information; provided, however, that each Recipient and its Representatives may retain any electronic or written copies of Confidential Information as may be stored on its electronic records or storage system resulting from automated back-up systems or required by law, other regulatory requirements, or internal document retention policies. Any Confidential Information that is not returned or destroyed, including, without limitation, any oral Confidential Information, and all notes, analyses, compilations, studies, or other documents prepared by or for the benefit of the Recipient from such information, will remain subject to the confidentiality obligations set forth in this Agreement. The members of the Investor Group shall be liable for any unauthorized disclosure of Confidential Information by its or Mr. English’s respective Representatives. Each Recipient’s obligations under this Section 7.1 shall survive termination or expiration of this Agreement until the earlier to occur of (a) twelve (12) months after the date the Recipient received the last of such Confidential Information, and (b) twelve (12) months after the date on which Mr. English no longer serves as a member of the Board (the “Confidentiality Termination Date”).
Section 7.2 No Warranties. All Confidential Information is provided to the Recipient “as is” and the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof. The Company will have no liability to the Recipient resulting from the reliance on the Confidential Information. The Recipient acknowledges that all of the Confidential Information is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Article VII, the Company is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.
Section 7.3 Confidential Information. As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company, whether in verbal, visual, written, electronic, or other form, which is disclosed to any member of the Investor Group or Mr. English by the Company or any Representative of the Company (including, but not limited to, all relevant materials and information that is non-public information); provided, however, that “Confidential Information” shall not include information that:
(i)is or becomes generally available to the public other than as a result of disclosure of such information by any member of the Investor Group, Mr. English, or any of their respective Representatives in violation of this Article VII;

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(ii)is independently developed by any member of the Investor Group, Mr. English, or any of their respective Representatives, without use of the Confidential Information provided by the Company or any Representative thereof;
(iii)becomes available to a member of the Investor Group, Mr. English, or any of their respective Representatives at any time on a non-confidential basis from a third party that is not, to such Recipient’s knowledge, prohibited from disclosing such information to such Recipient by any contractual, legal, or fiduciary obligation to the Company; or
(iv)was known by any member of the Investor Group, Mr. English, or any of their respective Representatives prior to receipt from the Company or from any Representative thereof.
Section. 7.4 Open Window Dates. The Company agrees that during the period commencing on the date hereof and terminating on the first Open Window Date (as defined below) to occur after Mr. English ceases to serve as a director, the Company shall promptly (and in any event, no later than the time that the Company’s directors are notified) notify the Investor Group in writing as to the (i) opening of a trading window during which all directors of the Company are permitted to trade in the Company’s securities (the date of such opening, an “Open Window Date”) and (ii) institution of a blackout period during which time all directors of the Company are prohibited from trading in the Company’s securities not otherwise already set forth the Company’s Insider Trading and Preclearance Policy (a copy of which will be provided to Mr. English).
Article VIII: Definitions
    Section 8.1 Definitions.
(a)“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Affiliates subsequent to the date hereof; provided, however, that the term “Affiliate” shall not include any publicly traded portfolio company of the Investor Group to the extent no member of the Investor Group is, nor is the Investor Group collectively, a majority or controlling shareholder of such portfolio company; provided, further that, for purposes of this Agreement, no member of the Investor Group shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any member of the Investor Group;

(b)“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Associates subsequent to the date hereof; provided, however, that, for purposes of this Agreement, the term “Associate” shall not include any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any

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class of equity securities; provided, further, that the term “Associate” shall refer only to Associates controlled by a member of the Investor Group or the Company, as applicable;

(c)“beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d)“business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e)the “Exchange Act” means the Securities Exchange Act of 1934, as amended;

(f)“Extraordinary Transaction” means any of the occurrence of any of the events described under Sections 2.5(a)(i) or 2.5(a)(ii)(C);

(g)“person” or “persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(h)“Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives, in each case acting on behalf of, or at the direction of, such person; and

(i)“SEC” shall mean the U.S. Securities and Exchange Commission.

Article IX: Miscellaneous
    Section 9.1 Public Announcements. Promptly following the execution of this Agreement, and in any event by no later than 5:00 p.m. E.T. on February 27, 2026, the Company and the Investor Group shall issue a joint press release in the form attached hereto as Exhibit A announcing the execution of this Agreement and Mr. English’s appointment to the Board. Neither the Company nor any member of the Investor Group shall issue any other press release or make or cause to be made, any public statement or announcement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, other than as mutually agreed upon by the Company and the Investor Group, or as otherwise set forth in this Article IX or as required by law or the rules of any stock exchange.
    Section 9.2 SEC Filings. The Company shall file a Current Report on Form 8-K with the SEC disclosing the execution of this Agreement and Mr. English’s appointment to the Board

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and shall attach this Agreement as an exhibit thereto. The Investor Group shall file an amendment to its Schedule 13D with the SEC disclosing the execution of this Agreement and Mr. English’s appointment to the Board and shall attach this Agreement as an exhibit thereto.
    Section 9.3 Representations and Warranties. Each party represents and warrants to the other parties that (a) such party has all requisite power and authority to execute, deliver, and perform this Agreement, (b) this Agreement has been duly authorized, executed, and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery, and performance of this Agreement by such party does not violate any law, regulation, order, or agreement to which such party is subject.
    Section 9.4 Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Investor Group for its reasonable and documented out-of-pocket expenses incurred in connection with the 2026 Annual Meeting, the negotiation, execution and effectuation of this Agreement, the transactions contemplated hereby and the matters related thereto, in an amount not to exceed $35,000 in the aggregate. The Company shall remit such reimbursement to the Investor Group within five (5) business days of receiving documentation therefor.
Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflict of laws principles thereof.
    Section 9.6 Jurisdiction; Venue. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Ohio for purposes of any action, suit, or proceeding arising out of or relating to this Agreement. Each party waives any objection to the laying of venue in such courts and any claim that such courts are an inconvenient forum.
    Section 9.7 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
    Section 9.8 Specific Performance. Each party acknowledges that the other parties would be irreparably harmed by any breach of this Agreement and that monetary damages would be an inadequate remedy for such breach. Accordingly, each party agrees that, in the event of any breach or threatened breach of this Agreement, the non-breaching party shall be entitled to seek equitable relief, including specific performance and injunctive relief, without proof of actual damages and without the requirement to post any bond or other security.
    Section 9.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements,

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understandings, negotiations, and discussions, whether oral or written, among the parties with respect thereto.
    Section 9.10 Amendments. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by all of the parties hereto.
    Section 9.11 Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving party. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof.
    Section 9.12 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, such provision shall be modified to the minimum extent necessary to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions shall not be affected thereby.
    Section 9.13 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a recognized overnight courier service, (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices shall be sent to the addresses set forth on the signature pages hereto or to such other address as a party may designate by notice to the other parties.
    Section 9.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties.
    Section 9.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic transmission (including .pdf) shall be deemed original signatures.
    Section 9.16 Interpretation. The headings in this Agreement are for convenience only and shall not affect its interpretation. References to “Sections” and “Articles” are to sections and articles of this Agreement. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.”

[Signature Pages Follow]

7266351.2

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
COMPANY:
STONERIDGE, INC.
By: /s/ Susan Benedict
Name:         Susan Benedict
Title:         CHRO and AGC
Email:         Susan.Benedict@Stoneridge.com
Company Address for Notices:
Stoneridge, Inc.
39675 MacKenzie Drive, Suite 400
Novi, MI 48377
with a copy (which shall not constitute notice) to:
Tucker Ellis LLP
950 Main Street
Suite 1100
Cleveland, Ohio 44113
Attention:     Robert M. Loesch
Email:         rloesch@tuckerellis.com
INVESTOR GROUP:
22NW Fund, LP
By: 22NW Fund GP, LLC, its General Partner
By: /s/ Aaron R. English
Name:         Aron R. English
Title:         Manager

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7266351.2

22NW, LP
By: 22NW GP, Inc., its General Partner
By: /s/ Aaron R. English
Name:        Aron R. English
Title:         President and Sole Shareholder

22NW Fund GP, LLC
By: /s/ Aaron R. English
Name:         Aron R. English
Title:         Manager

22NW GP, INC.
By: /s/ Aaron R. English
Name: Aron R. English
Title: President and Sole Shareholder

ARON R. ENGLISH
/s/ Aaron R. English

Investor Group Address for Notices:
22NW, LP
590 1st Avenue South, Unit C1
Seattle, Washington 98104
Attention:    Aron R. English
Mark Wilson
Email:         english@22nw.com
        markwilson@22nw.com
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with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention:     Ryan Nebel
        Rebecca Van Derlaske
Email:         rnebel@olshanlaw.com
rvanderlaske@olshanlaw.com

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7266351.2

EXHIBIT A
FORM OF JOINT PRESS RELEASE

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